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                                                                  EXHIBIT (b)(3)

                      GENERAL ELECTRIC CAPITAL CORPORATION
                        800 CONNECTICUT AVENUE, TWO NORTH
                           NORWALK, CONNECTICUT 06854

September 12, 2003

The Bon-Ton Stores, Inc.
2801 E. Market Street
P.O. Box 2801
York, PA 17405

Attn: James H. Baireuther

Re:  Amendment to the Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter dated August 29, 2003 (as amended pursuant to that certain letter regarding amendment to the commitment letter dated September 10, 2003, the "Commitment Letter") among General Electric Capital Corporation ("GE Capital"), The Bon-Ton Stores, Inc., The Bon-Ton Department Stores, Inc. and The Bon-Ton Stores of Lancaster, Inc. whereby GE Capital committed to provide the entire amount of the Tender Facility, the Target Facility and the Permanent Facility, in each case on the terms and conditions set forth therein and described in the Tender Facility Term Sheet, the Target Facility Term Sheet and the Permanent Facility Term Sheet, as the case may be, and in the Fee Letter dated August 29, 2003 (as amended prior to the date hereof, the "Amended Fee Letter"). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Commitment Letter.

The parties have agreed (i) to further amend the Commitment Letter (this "Amendment") to increase the agreed upon maximum purchase price for the Shares of Elder-Beerman from $7.25 per Share to $8.00 per Share and (ii) to amend the conditions set forth in Schedule I to Exhibit A to the Commitment Letter. The Commitment Letter is hereby amended as follows:

1. The references to "$7.25" set forth in the first paragraph of the Commitment Letter shall be deleted and "$8.00" shall be substituted in lieu thereof.

2. The following sentence shall be added as the penultimate sentence of the second full paragraph of the Commitment Letter.

         "We understand that Parent shall have received an aggregate net amount not less than the differential between $8.00 per Share and $7.50 per Share, in cash, as

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         common equity from Tim Grumbacher, on terms and subject to conditions reasonably satisfactory to Agent and Parent shall have contributed such amount to Holdings, Holdings shall have contributed such amount to Bon-Ton and Bon-Ton shall, in turn, have contributed such amount to Acquisition Co. (collectively, the "Equity Contribution")."

3. The phrase "Equity Contribution," shall be inserted in clause (i) of the last sentence of the second full paragraph of the Commitment Letter immediately prior to the phrase "Tender Offer".

4. Annex I to Exhibit A of the Commitment Letter shall be amended by adding the following new sentence at the end of item 3 thereof.

         "The Equity Contribution shall have been made."

This Amendment is provided to you on the condition that, except as required by law, neither it, the Amended Fee Letter, nor their contents will be disclosed publicly or privately except (i) to those individuals who are your directors, officers, employees or advisors who have a need to know of them as a result of their being specifically involved in the Transactions under consideration and then only on the condition that such matters may not be further disclosed or
(ii) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law; provided that upon your acceptance of this Amendment you may disclose this Amendment (or the terms or substance hereof) but not the Amended Fee Letter (nor the terms or substance thereof) (x) to Elder-Beerman and its directors, officers, employees and advisors and (y) in any Schedule TO filed with the Securities Exchange Commission and in any offer to purchase sent to the holders of the Shares.

Except as expressly amended hereby, all of the terms and provisions of the Commitment Letter and the Amended Fee Letter are and shall remain in full force and effect and are hereby ratified and confirmed.

This Amendment shall be of no force and effect unless and until this Amendment is executed and delivered to the undersigned at GE Capital on or before 5:00 p.m. on September 13, 2003 at 800 Connecticut Avenue, Two North Norwalk, CT 06854. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. This Amendment is governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

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                                            Sincerely,

                                            GENERAL ELECTRIC CAPITAL
                                            CORPORATION

                                            By:  /s/ Chris Chioslo
                                               _________________________________
                                                 Its Duly Authorized Signatory

AGREED AND ACCEPTED THIS
12th DAY OF September, 2003

THE BON-TON STORES, INC.

By:   /s/ James H. Baireuther
   --------------------------
Its:  Vice Chairman

THE BON-TON DEPARTMENT STORES, INC.

By:   /s/ James H. Baireuther
   --------------------------
Its:  Vice Chairman

THE BON-TON STORES OF LANCASTER, INC.

By:   /s/ James H. Baireuther
   --------------------------
Its:  Vice Chairman